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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)        February 20, 1995



                          Dominion Resources, Inc.
           (Exact name of registrant as specified in its charter)


         Virginia                      1-8489                  54-1229715
 (State of other juris-            (Commission            (IRS Employer
  diction of Incorporation)         File Number)           Identification No.)


 P.O. Box 26532, 901 East Byrd Street, Richmond, Virginia        23261-6532
    (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code        (804) 775-5700




      (Former name or former address, if changed since last report.)
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ITEM 5.  OTHER EVENTS

     On February 20, 1995, Dominion Resources, Inc. (DRI), Virginia Electric and Power Company (Virginia Power) and the Staff of the State Corporation Commission of the Commonwealth of Virginia (the Staff), by counsel filed a Joint Motion in Case No. PUE940051 relating to the investigation of Dominion Resources, Inc. and Virginia Electric and Power Company that stated:

     DRI and Virginia Power consent to the entry of the Consent Order because it addresses, on a mutually agreeable basis, certain controversies among DRI, Virginia Power and the Commission covered by the Consent Order and will allow DRI and Virginia Power to proceed together to achieve the purposes of their August 15th Settlement Agreement and to implement their December 21, 1994 Joint Response To Interim Report of Staff and Consultants, all in the spirit of cooperation and an improved relationship with the Commission that will benefit all affected interests. Agreement to entry of the Consent Order is without prejudice to any position taken by any of DRI, Virginia Power or the Staff with respect to such controversies, or which may be taken in future, and does not constitute a waiver of any such positions.


     On February 20, 1995, the State Corporation Commission (the Commission) entered the following Consent Order:

     On this day, came the Staff of the Commission, Dominion Resources, Inc.
(DRI) and Virginia Electric and Power Company (Virginia Power), and moved the Commission to enter an order herein, to which DRI and Virginia Power consent, which would establish certain conditions, limitations and prohibitions regarding the corporate relationships between DRI and Virginia Power.
     The Commission, having considered the motion, and the consent of DRI and Virginia Power, finds the entry of such an order to be in the public interest, and will accordingly grant the motion.
     UPON CONSIDERATION WHEREOF, IT IS ORDERED THAT:
     1. DRI, and any successor in interest thereof, is hereby enjoined, and without prior written approval of the Commission, from: (a) eliminating the board of directors of Virginia Power; (b) acting in the place of or in substitution for the board of directors or officers of Virginia Power; (c) making any change in the composition, size, or membership of the board of directors of Virginia Power; (d) amending the Articles of Incorporation or by-laws of Virginia Power; or (e) taking any other action which would be inconsistent with the provisions of paragraphs 1 or 2 of this order.
     2. Virginia Power's board of directors shall be the sole body responsible for the hiring, retention, management and supervision of the officers of Virginia Power, for the exercise of all corporate powers, and for the management of the business and affairs of said corporation. Nothing herein shall prevent DRI or Virginia Power from undertaking joint actions not inconsistent with the provisions of this order.
     3. Unless sooner modified or vacated by the Commission, this order shall remain in effect until 12:01 a.m., July 2, 1996.


     On February 20, 1994, Delegate Clinton Miller, R-Shenandoah County, issued a news release announcing that he was withdrawing a bill he had sponsored at the request of the Commission. House Bill 2447 would have affirmed the Commission's authority to take action in disputes involving public utilities owned by separate holding companies, but it had drawn heavy opposition from DRI, parent of Virginia Power, the state's largest electric company.





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     Miller dropped the proposal after DRI and Virginia Power asked for an order the Commission entered today in a pending investigation of the two companies' corporate relationships. The consent decree prevents DRI from taking steps such as removing Virginia Power's board members or officers, or amending Virginia Power's by-laws, without Commission approval. The order is effective until July 2, 1996.

     In a statement, Miller said: "The Commission needs the authority which my bill would have provided. Though it was prompted by the recent dispute between Dominion Resources and Virginia Power, the potential problems it addressed are certainly not unique to those two companies. I think legislation like this will still be necessary sooner or later. After reviewing today's order from the Commission, I congratulate these companies for voluntarily accepting these conditions. If they can't find a long term solution to their problems while these rules are in effect, there will be time for legislation to be enacted at the next General Assembly, and that law will become effective before the order expires in July, 1996. I would be glad to sponsor such a bill."

     In responding to Del. Miller's action, Tyndall Baucom, President of Dominion Resources, said he was gratified that the bill had been withdrawn, since DRI felt it would have represented an unwarranted expansion of the power of the Commission over utility holding companies. Baucom said: "I believe today's Commission order, which has a limited life, is a better solution to a temporary problem than putting a new law on the books, and that is why Dominion agreed to these restrictions. Also, this order allows the companies to get on with what needs to be done -- to proceed with our Settlement Agreement and get our full attention back to serving our customers and shareholders."


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               DOMINION RESOURCES, INC.
                                                     Registrant



                                                  L. R. Robertson
                                                  L. R. Robertson
                                               Senior Vice President
                                             (Chief Financial Officer)


Date:  February 21, 1995